UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2007

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 3, 2007, Visa Inc. (“Visa”) announced that it had completed restructuring transactions in preparation for its initial public offering (“IPO”) expected to occur in the first quarter of 2008. As part of this restructuring, Fifth Third Bancorp (“Bancorp”) received approximately 17.5 million Class USA shares of Visa Inc. common stock. It is anticipated that a portion of these shares will be redeemed as part of the IPO with the remaining shares eventually converted to Class A shares three years after the IPO or upon settlement of certain litigation, whichever is later. Additionally, Visa is expected to apply a portion of the proceeds from the IPO to fund an escrow account to cover certain litigation judgments and settlements.

On November 7, 2007, Visa announced that a settlement had been reached with American Express (“AmEx”) related to AmEx’s claim that Visa and its member banks had illegally blocked AmEx from the bank-issued card business in the United States. The Bancorp was not a named defendant in this lawsuit and therefore will not be directly liable for any amount of the settlement; however, in accordance with Visa’s by-laws, the Bancorp and other Visa USA member banks may be required to share in certain losses incurred by Visa. The settlement is subject to certain approvals, including approval by at least two-thirds of the Visa USA, Inc. voting members. Based on the announced settlement amount and the Bancorp’s membership interest in Visa USA, Inc., the Bancorp recorded a liability of $78 million as of September 30, 2007. As a result of this action, the Bancorp’s previously announced net income for the three months ended September 30, 2007 was reduced to $325 million, or $0.61 per diluted share, a decrease of $51 million, or $0.10 per diluted share. This information is included in the Bancorp’s Third Quarter Report on Form 10-Q that was filed on November 9, 2007. Although the Visa by-laws could require the Bancorp to fund this amount to Visa, it is anticipated that the escrow account to be created by Visa and funded from a portion of the proceeds of the IPO will be used to settle such litigation judgments and settlements. In the event this IPO occurs, the Bancorp expects that the current liability would no longer be required and that its proceeds from the anticipated share redemption would more than offset this amount.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) Visa Inc.’s successful completion of its planned IPO, (2) the adequacy of Visa’s litigation reserves and/or litigation escrows, (3) general economic conditions, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (4) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (5) changes in the interest rate environment reduce interest margins; (6) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (7) our ability to maintain required capital levels and adequate sources of funding and liquidity; (8) changes and trends in capital markets; (9) competitive pressures among depository institutions increase significantly; (10) effects of critical accounting policies and judgments; (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (12) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (13) ability to maintain favorable ratings from rating agencies; (14) fluctuation of Fifth Third’s stock price; (15) ability to attract and retain key personnel; (16) ability to receive dividends from its subsidiaries; (17) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (18) effects of accounting or financial results of one or more acquired entity; (19) difficulties in combining the operations of acquired entities; (20) ability to secure confidential information through the use of computer systems and telecommunications network; and (21) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

November 9, 2007	/s/ Christopher G. Marshall
Christopher G. Marshall
Executive Vice President and Chief Financial Officer